CMA Multi-State Municipal Series Trust
Series Number: 9
File Number: 811-5011
CIK Number: 810598
CMA Connecticut Municipal Money Fund
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the year ended March 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/20/2003	$10,000	Connecticut Sate Housing Fin	1.10%	05/15/2032
09/03/2002	15,000	Connecticut State IDA New England	1.30	11/01/2002